EXHIBIT 5.2
March 7, 2012

HSBC USA Inc.
452 Fifth Avenue
New York, New York 10018

Re:           HSBC USA Inc.

Ladies and Gentlemen:

We have acted as special Maryland counsel to HSBC USA Inc., a Maryland corporation (the “Company”), and are providing this opinion in connection with the offering of $750,000,000 principal amount of the Company’s 2.375% Senior Notes due February 13, 2015 (the “Notes”), pursuant to the Registration Statement on Form S-3 (No.  333-158385) (the “Registration Statement”) and the prospectus dated April 2, 2009, as supplemented by the prospectus supplement dated March 2, 2012 (together, the “Prospectus”).  The Notes are to be issued pursuant to the Indenture, dated as of March 31, 2009 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as the trustee.

For purposes of our opinion, we have examined and relied upon the Company’s Articles of Incorporation and By-laws, each as amended to date; the proceedings of its Board of Directors; the Indenture; and such other Company documents, agreements and instruments and such questions of law as we have deemed necessary or appropriate for purposes of this opinion.  In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of the Company), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the original of such copies.

Based upon the foregoing, we are of the opinion that the Indenture has been duly authorized, executed and delivered by the Company and the Notes have been duly authorized and executed and, when the Notes have been duly authenticated and delivered by the Company against payment therefor, the Notes will have been duly issued by the Company.

The foregoing opinion is limited to the state laws of the State of Maryland as in effect on the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any other date.  This opinion is rendered solely for the use of the Company in connection with the Offering, provided that Mick Forde, Senior Vice President, Deputy General Counsel of the Company, may rely on this opinion in rendering his opinion to the Company relating to the enforceability of the Indenture and the Notes.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company and its incorporation by reference into the Registration Statement and to the reference to our name in the Prospectus under the heading “Legal Opinions.”  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Wilmer Cutler Pickering
Hale and Dorr LLP

                    By:           /s/ JOHN B. WATKINS
                         John B. Watkins

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